EXHIBIT 99


FOR IMMEDIATE RELEASE


FOR:                                           CONTACT:
     Packaging Dynamics Corporation               Mr.  Hank Newell
     3900 West 43rd Street                        Packaging Dynamics Corporation
     Chicago, IL  60632                           (773) 843-8011


              PACKAGING DYNAMICS CORPORATION ANNOUNCES DEFINITIVE
                     AGREEMENT TO ACQUIRE PAPERCON, INC.

Chicago, IL: Friday, August 6, 2004 - Packaging Dynamics Corporation (NASDAQ-PKDY)(the "Company" or "Packaging Dynamics") announced that it has entered into a definitive agreement to acquire Papercon, Inc. ("Papercon") in a transaction valued at approximately $68.4 million. Papercon is a manufacturer and marketer of a broad range of paper and foil based specialty packaging products for foodservice, supermarket, quick service restaurant and food processor customers. Papercon is headquartered at its Atlanta, Georgia manufacturing facility and also has manufacturing facilities near Dallas, Texas and Los Angeles, California. During 2003, Papercon had net sales of approximately $85 million.

"The acquisition of Papercon represents an important milestone in the development of Packaging Dynamics," said Frank V. Tannura, Packaging Dynamics' Chairman. "Papercon's product line, customer base and geographic presence are complementary to our existing food packaging product lines which include Bagcraft and Wolf Packaging. Papercon provides Packaging Dynamics with a number of strategic benefits including another well respected brand, a broader product line, an expanded customer base and a more balanced manufacturing platform. As we combine the companies, we intend to leverage the strengths of the combined business to better meet the needs of our customers. We are especially pleased that Gaby Ajram, the current owner and President of Papercon, as well as his talented management team and dedicated employees, will be joining Packaging Dynamics."

"We're very excited about joining Packaging Dynamics," said Gaby A. Ajram. "We believe that Packaging Dynamics has the resources and commitment necessary to support Papercon's growth strategy which is based on our long-standing philosophy of service, quality and flexibility. The Papercon team and production facilities will remain in place and continue to focus on delivering innovative, creative and timely solutions to our customers. I look forward to our new association with Packaging Dynamics as I have a great deal of respect for what they have accomplished over the past several years."

Transaction Details

Packaging Dynamics will acquire the stock of Papercon's parent company for aggregate consideration of approximately $68.4 million, net of cash balances acquired and subject to adjustment, comprised of $46 million of cash payable at closing, a $7 million two year note payable bearing a 5% annual interest rate, 833,333 shares of Packaging Dynamics common stock valued at $11.7 million based upon the

August 5th closing price of $13.99 per share, and $3.7 million representing the present value of amounts payable pursuant to a non-compete agreement.

Following the transaction closing, Gaby Ajram will remain President of Papercon and will join the executive management team of Packaging Dynamics. It is also anticipated that Mr. Ajram will be appointed to the Packaging Dynamics board of directors after the transaction closing.

Packaging Dynamics has reached an agreement with its lenders to amend its existing credit facility in order to finance the cash requirements of the transaction and ongoing corporate needs. The amendment will provide for an incremental $45 million tranche B term loan which will mature with the existing tranche B term loan in September 2009 and a $10 million expansion of the revolving credit facility to a total of $50 million.

The transaction is subject to customary closing conditions for a transaction of this type and is expected to close by the end of the third quarter, 2004.

Outlook

"We expect the addition of Papercon to contribute in excess of $90 million of net sales and approximately $10 million of EBITDA (approximately $7.0 million of income from operations plus approximately $3.0 million of depreciation and amortization) during the first year following closing. We expect the acquisition to be accretive to earnings per diluted share from continuing operations in fiscal 2005 and neutral to our target of $1.00 to $1.05 in 2004," said Frank Tannura, Chairman.

Conference Call

The Company will hold a conference call on Monday, August 9, 2004 at 9:00 a.m.
(ET). For access to the Packaging Dynamics conference call, please dial 888-428-4473 (U.S.) by 8:45 a.m. (ET) on August 9th. The access code is "Packaging Dynamics Announcement." A replay of the call will be available from approximately 4:00 p.m. (ET) on August 9th through 12:59 a.m. (ET) on August 24th. To access the replay, please dial 800-475-6701 (U.S.) or 320-365-3844 (International), access code 741804.

About Packaging Dynamics

Packaging Dynamics, headquartered in Chicago, Illinois, is a flexible packaging company that laminates and converts paper, film and foil into various value-added flexible packaging products for the food service, food processing, bakery, supermarket, deli and concession markets as well as a limited number of industrial markets.

Packaging Dynamics Forward-Looking Language

The statements contained in this press release are forward-looking and are identified by the use of forward- looking words and phrases, such as "estimates," "plans," "expects," "to continue," "subject to," "target" and such other similar phrases. These forward-looking statements are based on the current expectations of the company. Because forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause plans, actions and results to differ materially from current expectations are: (i) changes in consumer demand and prices resulting in a negative impact on revenues and margins; (ii) raw material substitutions and increases in the costs of raw materials, utilities, labor and other supplies; (iii) increased competition in the company's product lines; (iv) changes in capital availability or costs; (v) workforce factors such as strikes or labor interruptions; (vi) the ability of the company and its subsidiaries to develop new products, identify and execute capital programs and efficiently integrate acquired businesses; (vii) the cost of compliance with applicable governmental regulations and changes in such regulations, including environmental regulations; (viii) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including currency fluctuations and other risks associated with operating in foreign countries; and (ix) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries.